Exhibit 11.1

Xueda Education Group

Code of Business Conduct and Ethics

All My Colleagues in Xueda Education Group:

The reputation of the Company is crucial to us, thus to ensure all business activities of Xueda Education Group (hereinafter referred to as “Xueda” or the “Company”) in compliance with the highest ethical and legal conduct code is the duty of every Xuedaer. Xueda Education Group Code of Business Conduct and Ethics (hereinafter referred to as the “Code”) is also designed to help you understand how to maintain and promote the Company’s reputation, unite our enterprise and the entire staff, and make them become a community of interests and values.

To strictly comply with this Code is the duty of each employee. The managers of each department shall clearly and accurately articulate this Code to the staff in the department, and shall be responsible for the implementation of the Code in their respective departments, and meanwhile shall reiterate the importance of this Code to the seasoned and fresh employees in the departments at least once on an annual basis. Violation of the Code may lead to serious consequences such as dismissal, or even assumption of civil or criminal liability in certain circumstances.

The established Compliance Committee of the Company will be responsible for the implementation of all compliance polices of the Company, including this Code. The Compliance Committee consists of the Chief Executive Officer, the Chief Financial Officer, Senior Director of Human Resources, the Chief Counsel of the Company and other staff appointed from time to time by the Company.

This Code will apply to you, your spouse and your close relatives. It will also apply to the partnerships, funds or other entities controlled by you, your spouse or your relatives.

Every Xuedaer, please keep in mind that the reputation of Xueda is created by us, each Xuedaer, with every effort every day. Integrity is consistently the core of Xueda’s culture; it was so in the past and will always be so in the future. Let us work together to maintain the reputation and the culture of Xueda and strive for building up Xueda as a great education enterprise!

Thank you!

Chief Executive Officer,
Xueda Education Group

April 18, 2013

As an employee of Xueda Education Group, during the period of employment, you shall comply with the following code of conduct:

1.              It is prohibited to engage in any activity which would conflict with the interest of the Company, such as competing business, corporate opportunities, financial interests, part-time behavior and personal business activities, etc.

2.              It is prohibited to take advantage of your position and power to engage in any activity, which would impair the interest of the Company, such as encroachment of property of the Company, counterfeit of contracts, scalp of courses, false record of courses, false reimbursement and false accounting, etc.  Any employee is prohibited to conceal any fund or asset or not to include the same into the account of the Company in any event. Otherwise, the employee will be accused of the criminal liability for such prohibited behavior.

3.              To comply with the rules and policies of the Company on confidentiality and perform the duties of confidentiality relevant to your position.

4.              To protect the assets and intellectual property of the Group and ensure that the assets can be effectively used for proper business purposes. For example, any courseware, invention, work, computer software, know-how or commercial information, as a result of performance of your duties, shall remain with the Company’s property and is prohibited to be used privately or disclosed to any competitor.

5.              Only without prejudice to making objective and fair business decision and strictly in compliance with the prior approval in Xueda’s internal approval process for entertainment expenses, gifts can be exchanges with customers or suppliers or entertainments can be treated.

6.              It is prohibited to conduct any stock trading by virtue of insider information of the Group. Such behavior is illegal and the law-breaker will assume the criminal liability for it.

7.              To be obligated to report any behavior which would impair the interest of the Company to the Compliance Committee. Whistle-blowing email of the Group: jubao@21edu.com.

Please carefully read and be aware of the full text of Xueda Education Code of Business Conduct and Ethics below.

TABLE OF CONTENT

XUEDA EDUCATION CODE OF BUSINESS CONDUCT AND ETHICS		6

I.	DEFINITION	6

II.	PURPOSE	6

III.	APPLICABILITY	7

IV.	THIS CODE IS DESIGNED TO DETER WRONGDOING, OR NON-COMPLIANCE AND TO PROMOTE:	7

V.	STATEMENT	8

VI.	CONFLICTS OF INTEREST	8

VII.	INTERNAL ACCOUNTING CONTROL	13

VIII.	CONFIDENTIALITY OF TRADE SECRETS	14

IX.	INTELLECTUAL PROPERTY	14

X.	FAMILY MEMBERS AND WORK	15

XI.	COMMERCIAL GIFTS AND ENTERTAINMENTS	16

XII.	COMPLIANCE WITH RELEVANT LAWS AND REGULATIONS	19

XIII.	PROTECTION AND REASONABLE USE OF ASSETS	19

XIV.	COMPLETE, FAIR, ACCURATE, TIMELY AND CLEAR DISCLOSURE	20

XV.	COMPANY RECORDS	21

XVI.	INSIDER INFORMATION TRADING	22

XVII.	FRAUD AND SIMILAR MISCONDUCTS	23

XVIII.	MISLEADING AUDITOR FOR FINANCIAL REPORTS OF THE COMPANY	24

XIX.	VIOLATION OF THIS CODE	24

XX.	WHISTLEBLOWING VIOLATION OF THIS CODE	25

XXI.	WAIVER OF THIS CODE	25

XXII.	PROGRAM FOR BUILD-UP OF CODE OF BUSINESS CONDUCT AND ETHICS	26

XXIII.	CONCLUSION	26

Xueda Education

Code of Business Conduct and Ethics

Xuedaers will be committed to the highest standards of good faith and engrave “always adhering to honesty and integrity” in the values of Xueda Education and all Xuedaers minds.

I.                    Definition

“Xueda”or “Company” means Xueda Education Group and all of its subsidiary companies and training schools.

“Employees” mean all employees who ordinarily enter into employment contracts (or form employment relationships) with Xueda Education Group or any of its subsidiary companies or training schools and work for Xueda.

“Workplace” means all places owned, leased or otherwise occupied by Xueda and ordinarily used for the business of the Company, including offices and working sites.

II.               Purpose

This Code of Business Conduct and Ethics (the “Code”) sets out general guidelines for conducting the business of China Xueda Education Group in accordance with the highest standard of business ethics. To the extent this Code requires a higher standard than that required by commercial practice or applicable laws, rules or regulations, we adhere to these higher standards.

III.          Applicability

We firmly believe that all business achievements of the Group rely on the goodwill of the Group and all employees, including, but not limited to directors and senior managements, as well as all employees’ compliance with the highest standard of integrity and principled business ethics. Therefore, this Code applies to all units which will be included in the consolidated statements of the Company as required under the General Accepted Accounting Principles in the United States (the “U.S. GAAP”), including, but not limited to China Xueda Education Group and all of its affiliates or subsidiaries worldwide (the “Group”). This Code also applies to all Employees, whether they work for the Company on a full-time, part-time, consultative, or temporary basis, including, but not limited to all of the directors, senior managements, employees and advisors of the Company (the “Applicable Person”)

IV.           This Code is designed to deter wrongdoing, or non-compliance and to promote:

•                      to act in accordance with the highest standard of personal good faith and professional ethics, and consistently comply with all applicable laws, rules and regulations;

•                      to always do right things honestly and ethically, including ethically handling actual or nominal conflicts of interest between personal and professional relationships;

•                      to completely, fairly, accurately, promptly, and clearly file or submit all reports and documents with U.S. Securities and Exchange Commission (the “SEC”) and make full, fair, accurate, timely and understandable disclosure;

•                      to promptly and internally report violations of the Code;

•                      to adhere to the accountability for the Code;

•                     This Code was adopted by the Board of Directors of Xueda Education Group and became effective as of April 6, 2013, and released in the intranet and extranet of the Company, regularly circulated to all Applicable Persons.

V.   Statement

To adhere to this Code is each Applicable Person’s primary responsibility. All Applicable Persons firmly adhere to honesty and ethics as the code of conduct and comply with the highest standard of personal and professional good faith, do not tolerate any others to attempt to break or avoid the responsibility of ethics and good faith. When an Applicable Person performs his relevant duties, each decision shall be made in accordance with the standard of honesty and ethics.

Special Statement of Directors and Senior Managements of the Group

•                      to uphold honesty and integrity by setting an example and adhere to the highest standard of good faith;

•                      to ensure the Applicable Persons have sufficient knowledge, aspiration and resources to comply with this Code;

•                      to supervise the Applicable Persons to comply with this Code;

•                      to implement this Code and all other relevant standards of the Company;

•                      to support questions, improvements or concerns raised by the Employees with respect to compliance with the professional ethics;

•                      to report violation of this Code to the Compliance Committee.

VI.  Conflicts of Interest

Identification of Conflicts of Interest

A conflict of interest occurs when an Applicable Person influences, or would influence, in any manner, the objective interests of the Group as a whole. You should actively avoid any private interest that would influence your ability to act in the interests of the Group or that would make it difficult for you to perform your work objectively and effectively.  You should not take advantage of your position or the power in connection therewith to seek the private interest for yourself, your family or friends and should avoid your personal interest (or the interest of your family) to conflict or overlap with the interest of the Company or cause any potential conflict or overlap.

Major conflicts of interest are as follows:

Competing Business

Any Applicable Person covenants:

•                      during the period of employment, not to concurrently serve or hold a position in any business that competes with the Group;

•                      during the period of employment, not to organize a company by himself/herself or on his/her behalf or as an actual controller to compete with the Group;

•                      not to seize the customers and resources of the Group before leaving office and not to take away the customers and resources of the Group;

•                      not to induce any other employee to leave office and have adverse effect on the Company;

•                      during the non-competition period after leaving office, not to carry on any business which competes with the Company or not to be employed by any company which engage in the business competing with the Company;

•                      Involving his close relatives or by mean of the name of another person, shall be deemed as the Applicable Person’s act.

The acts above, if approved in written by the Board of Directors of the Group, shall be exceptional.

Corporate Opportunity

No Applicable Person should use the property, information of the Group or his or her position with the Group to secure a business opportunity that would otherwise be available to the Group.  If you discover a business opportunity that is in the Group’s line of business, by using the property, information of the Group or by virtue of your position in the Group, you must first present the business opportunity to the Group before pursuing the opportunity in your individual capacity. For example, if the associated relationship (or financial interest) between an Applicable Person and any other person or entity, based on reasonable speculation, would influence his or her independent judgment in the best interest of the Group, then the associated relationship or financial interest shall be deemed as a conflict of interest.

Financial Interest

•                      No Applicable Person may have any financial interest (ownership or beneficial interest) in any other business entity if such financial interest adversely affects his or her performance of duties to the Company, or requires the Applicable Person to devote significant working hours at the Company;

•                      No Applicable Person may hold any ownership interest in a company competing with the Company;

•                      The fact that an Applicable Person has financial interest in a or a potential competitor to, a customer or supplier of the Group or a contracting party with the Group shall be deemed as a conflict of interest, however, provided that an Applicable Person may hold up to but no more than 5% ownership in a publicly traded company competing with the Group;

•                      Other than the ordinary remuneration, if an Applicable Person engages in any transaction related to this Group and make profits therefrom without any legal basis, this shall be deemed as a conflict of interest. Such transaction includes borrowing or lending funds from or to or secure debts for, accept gifts, entertainments or presents from a competitor to, a customer or supplier of the Group or a contracting party with the Group;

•                      If an Applicable Person uses or discloses the non-public information of the Company, which he or she obtains by virtue of his or her position, for personal interest, it shall be deemed as a conflict of interest;

•                      Loans or Other Financial Transactions. No Applicable Person may obtain loans or guarantees of personal obligations from, or enter into any other personal financial transaction with, any company that is a major customer, supplier or competitor of the Company. This Code does not prohibit arm’s-length transactions with recognized banks or other financial institutions;

•                      It is hard to list all circumstances which would give rise to conflicts of interest. We hope an Applicable Peron could avoid any circumstance which would give rise to actual or nominal conflicts of interest. All actual or nominal conflicts of interest shall be settled in accordance with integrity and ethics.

Part-time Behavior and Personal Business Activities

An Employee shall avoid any part-time behavior in conflict with his or her fidelity obligations to the Company or interest of the Company, in particular:

•                      The Employee shall not be directly or indirectly employed by any competitor to the Company or work for it, serving as a formal employee, contracted employee, consultant or any other position;

•                      Without prior approval in written by the Compliance Committee, the Employee shall not directly or indirectly be employed by any other company or entity or work for it, serving as a formal employee, contracted employee, consultant or any other position;

•                      Without prior approval in written by the Compliance Committee, the Employee shall not market or provide any products/services which are similar to the products/services of the Company;

•                      The Employee shall not market any products/services of any competitor to the Company or in any manner, support or promote the marketing activities of any competitor to the Company;

•                      The Employee shall not occupy his or her working hours at the Company for any other company;

•                      The Employee shall not take advantage of any resource of the Company, such as the computer network and the office equipment, for any other company.

With respect to the policies for external part-time jobs and the relevant application process of the Company, please consult with the Human Resources Department of the Company.

Disclosure of Conflicts of Interest

The Company requires that the Applicable Persons fully disclose any situation that could be reasonably expected to give rise to a conflict of interest. If an Applicable Person suspects that he or she may have a conflict of interest, he or she must report it immediately to his or her direct superior or a higher officer and ask for direction. Meanwhile, directors or financial officers are required to report the relevant conflicts of interest to the Board of Directors and the Compliance Committee. Other officers and Employees are required to report the relevant matters to their direct superiors. Conflicts of interest may only be waived by the Board of Directors or the Compliance Committee and will be promptly disclosed to the public to the extent required by law.

VII.  Internal Accounting Control

The Company pays the highest degree of attention to maintaining its sound financial disclosure. The annual report, quarterly report and press release of the Company and other public disclosure of the Company’s financial conditions embody that the Company attaches great importance to such responsibility.

For this purpose, the Company adopts a detailed “Company Disclosure Policy” and other forms to require the Compliance Committee to quarterly discuss the internal accounting control status, the fairness and completeness of the report system and financial information of the Company in connection with the responsibility of disclosure. The Compliance Committee will assist the senior management and the Audit Committee of the Board in supervising the internal accounting control regime and evaluating the disclosure process of the Company.

The Employee should assist the senior management and the Board of Directors in maintaining fair and complete financial records of the Company. The Employee shall comply with all relevant accounting system and rules, as well as the accounting policy of the Company. The books and records of the Company shall be properly prepared and maintained. It is prohibited to make any false accounts. It is also prohibited to pay any amounts without stating the detailed purpose and the nature of such payment, or complying with supporting documents. Without any duly authorization, any Employee shall not be entitled to access to the books and records of the Company or use the assets of the Company.

If you finds any behavior which makes you suspect the fairness and completeness of the internal accounting control/disclosure of the Company, or you have reasons to doubt the accuracy of the financial reports of the Company, please immediately report these things to the Compliance Committee. If it is not convenient for you to tell your name, you can report anonymously. It is strictly prohibited to retaliate against any Employee reporting these problems.

VIII.   Confidentiality of Trade Secrets

During the term of employment, an Applicable Person must comply with any and all written or unwritten rules and policies concerning confidentiality and shall fulfill the duties and responsibilities of confidentiality relevant to his or her position at the Group.

To the extent that no relevant rules set out in the confidentiality policies or there exist uncertainties in such policies, an Applicable Person shall also, adhering to the attitude of prudence and honesty, take any necessary and reasonable measures to safeguard the secrecy of the know-hows and trade secrets of the Group, known or held by him or her, during the term of employment, or the same owned by any third party, but subject to the confidentiality obligations of the Company.

Except required for performance of his or her duties, an Applicable Person covenants, without first obtaining special approval from the Group, he or she shall not disclose, announce, release, publish, instruct, transfer or otherwise make any third party available to know-hows and trade secrets owned by the Group or not owned by the Group but subject to the Group’s confidentiality obligation, nor shall use such confidential information out of the course of his or her duties to the Company.

IX.   Intellectual Property

All inventions, creative works, computer software, and know-how or other trade secrets developed by an Applicable Person in the course of performing his or her duties or primarily by using the Group’s materials and technical resources while working at the Group, shall remain with the property of the Group. The Group can freely use these inventions, works, computer software, know-how or other trade secrets within its business scope to carry out production, operation or transfer them to any third party. The Applicable Person should, upon the Group’s request, provide all necessary information and take all necessary actions, including application, registration and etc., to assist the Group in obtaining and exercising the relevant intellectual property.

With respect to the inventions, works, computer software, know-how or other trade secrets above, the relevant moral rights (excluding the right of authorship entitled to the Group under the law) can be enjoyed by the Applicable Person as the inventor, creator or developer. The Group respects the moral rights of the Applicable Person and assist the Applicable Person in exercising these rights.

X.  Family Members and Work

The actions of family members outside the workplace may also give rise to conflicts of interest because these actions may influence an Applicable Person’s objectivity in making decisions on behalf of the Company. If a family member of an Applicable Person is interested in doing business with the Company, the criteria as to whether to enter into or continue the business relationship, and the terms and conditions of the relationship, must be no less favorable to the Company compared with those that would apply to a non-relative seeking to do business with the Company under similar circumstances.

An Applicable Person should report any situation involving family members that could reasonably be expected to give rise to a conflict of interest to his or her supervisor or the Compliance Committee. For purposes of this Code, “Family Members” include your spouse, children, brothers and sisters, parents and parents in-laws.

XI.  Commercial Gifts and Entertainments

The Group’s business conduct is based on the principle of “fair transaction.” Therefore, no Applicable Person may give or receive kickbacks, bribery, or secretly accept or seek commissions or any other personal benefits.

Commercial gifts and entertainments can express compliments. Appropriate commercial gifts and entertainments are welcome courtesies designed to build relationships and understandings among business partners. However, the relationships with them must be based on a reasonable business decision and a fair transaction. Gifts and entertainments should never impair, or potentially impair, the Applicable Person’s ability to make objective and fair business decisions.

It is the responsibility of an Applicable Person to use good judgment in this regard.  Generally speaking, an Applicable Person may give or receive gifts or entertainments to or from customers or suppliers only if the gifts or entertainments could not be viewed as an inducement to any particular business decision. All gifts and entertainments expenses made on behalf of the Company must be properly accounted for on expense reports.

An Applicable Person may only accept appropriate gifts. The Group encourages an Applicable Person to submit gifts received to the Group. It is not required to obtain approval for appropriate gifts and/or entertainments and/or gifts or entertainments valued below RMB300 as follows:

•                      occasionally meal with partners;

•                      occasionally invited to participate in cultural and sports activities;

•                      other reasonable and routine gifts and entertainments, including holiday gifts.

The total value of such unilateral gifts received from a customer each year shall be controlled within a reasonable range. The ordinary promotional materials with nominal value received from a customer, such as a pen or a calendar, do not require approval.

Gifts and Entertainments Not Permitted to Receive

Receiving expensive gifts, and/or accepting other types of entertainments, or often accepting unilateral gifts and entertainments is obviously wrong, whether or not a fait accompli, the Group absolutely prohibits such actions, no person shall be entitled to approve such actions. The actions above may violate a variety of laws and regulations, including the United States Foreign Corrupt Practices Act (the “FCPA”). The Company strictly prohibits any Employee to make any payments or dealings prohibited under the FCPA. An Applicable Person must not accept any of the followings from a customer or a supplier:

•                      any illegal gifts or entertainments or gifts or entertainments which would result in illegality;

•                      any cash gifts or cash equivalents (such as coupons, loans, stocks, stock options);

•                      treats or gifts provided by the other party as a “reward”, or as part of a deal, gifts or entertainments provided by the other party as a condition to a deal;

•                      recreational activities, treats or gifts which are indecent and for sexual purposes, or contrary to the principles of mutual respect that we are committed to;

•                      any activities which cause any other person to entertain or give gifts while such entertainments or gifts violate the policies of the employer of the person.

Must Ask for Instruction under any of the Following Circumstances

If you encounter entertainments or gifts not attributable to two categories above and not sure whether you can accept or not, you must report to your superior for approval. For example:

•                      gifts or entertainment activities valued over RMB300;

•                      large cultural and sports activities, such as large games ticket or a large cultural show;

•                      any travel or entertainment event lasting more than one day.

Treats and Gifts

You must be cautious to treats or gifts. Provision of social networking arrangements or business etiquette with symbolic value, such as moderate gifts, caterings or entertainments, is common practice in a commercial society for building up friendly atmosphere and enhancing the business relationship. You shall determine whether the specific approach is appropriate and proper. Occasional treats or gifts with nominal value from or to a non-governmental individual or entity are appropriate, except that the employer of the receiver prohibits this practice.

Certain behaviors are always prohibited. You must not make or take any of the following treats or gifts which are:

•                      illegal;

•                      knowingly in violation of the policies of the other party’s organization;

•                      cash or other financial instruments (such as bank check, travel check, draft, investment securities or negotiable notes);

•                      indecent and related to sex, or contrary to the principles of mutual respect that we are committed to;

•                      of reward nature (provide some rewards)

•                      without appropriate records;

•                      treats or gifts to governmental officials without prior approval by the Compliance Committee of the Company.

The Group does not recognize a variety of political contributions or political donations and considers such acts as bribery, except with prior written approval by the Compliance Committee of the Company.

XII.  Compliance with Relevant Laws and Regulations

One of fundamentals for establishing this Code is to fully comply with all relevant laws and regulations, and terms and spirits set out in the listing requirements and rules of the stock exchange where the Company is listed.

The Group and all Applicable Persons must understand and have responsibility to ensure compliance with the laws of the cities, provinces, regions and countries in which the Group is registered or operates its business, including, but not limited to laws related to copyrights, trademarks and trade secrets, privacy, insider trading, commercial bribery and kickbacks, offering or receiving gratuities, employment harassment, fire control and public security, false or misleading financial information, misuse of corporate assets. You should understand and comply with all laws, rules and regulations that apply to your position at the Company. If any doubt exists about whether an act is lawful, you should immediately seek advices from the Chief Counsel of the Company.

XIII.  Protection and Reasonable Use of Assets

An Applicable Person should protect the Group’s assets, including, but not limited to tangible assets and intangible assets and ensure efficient and exclusive use of them for legitimate business purposes only. Theft, negligence, waste, misconduct and malfeasance will have a direct impact on the Group’s profitability.  The use of the funds or assets of the Group, whether the final benefits therefrom are personal or not, for any unlawful or improper purpose is strictly prohibited.

To ensure the protection and proper use of the Group’s assets, all Applicable Persons should:

•                      exercise reasonable care to prevent theft, damage or misuse of the Group’s property;

•                      promptly report the actual or suspected theft, damage or misuse of the Group’s property;

•                      safeguard all electronic programs, data, communications and written materials from improper access by others; and

•                      use the Group’s property for legitimate business purposes.

XIV.  Complete, fair, Accurate, Timely and Clear Disclosure

The Group is obligated to report and disclose its financial results and other material information about its business to the public and the SEC. The Group is committed to promptly disclose accurate and complete information regarding its business, financial condition and results of operations. An Applicable Person must strictly comply with all applicable standards, laws, regulations and policies for accounting and financial reporting of transactions, estimates and forecasts. Inaccurate, incomplete or untimely reporting will be intolerable and can severely damage the Group’s goodwill and result in serious legal liability.

Applicable Persons should prevent from, and promptly report, any possibility of inaccurate or incomplete financial reporting. Particular attention should be paid to:

•                      the performance of the underlying business inconsistent with a variety of financial statements;

•                      transactions without an lawful, reasonable business purpose;

•                      circumvention of requirements for ordinary review and approval, filing procedures.

To ensure the public reports are complete, fair and clear, an Applicable Person may be required to provide or prepare necessary information. The Group hopes that the relevant Applicable Persons solemnly treat this duty and provide the accurate relevant information in accordance with the requirements for public disclosure.

The Group’s senior financial officers and other employees working in the finance department have special responsibilities to ensure that all of the Group’s financial disclosures are full, fair, accurate, timely and understandable.  Any practice or situation that might undermine this objective should be reported for obtaining written approval.

Disclosure of Norms

The Company will disclose such norms to the public in one or more manners as follows:

•                      the Company can disclose such norms as an attachment to the annual report;

•                      the Company can post such norms on the website of the Company, if so, the Company shall disclose the website of the Company in its annual report and state its intention to use such disclosure manner;

•                      the Company can also, in the annual report, undertake to provide such norms to any person upon his or her request free of charge.

The Company will promptly disclose the following content in Form 8-K:

•                      All changes to norms applicable to the CEO, CFO, the accounting director and other persons performing the relevant duties (the “Designated Persons”); and

•                      A list of all persons who are exempted from liability under certain provisions of such norms and the corresponding dates, whether granted by the Company to the Designated Persons or impliedly.

XV.  Company Records

Accurate and reliable records are crucial to the Group’s business and form the basis of its earnings statements, financial reports and other disclosures to the public. The Company’s records are the source of essential data that guides business decision-making and strategic planning. The Company records include, but not limited to, business data, transaction information, financial records, electronic data files and all other records maintained in the ordinary course of our business.

All Company records must be complete, accurate and reliable in all material respects.  There is never an acceptable reason to make false or misleading entries. Undisclosed or unrecorded funds, payments or receipts are strictly prohibited.

All books and records shall comply with requirements of U.S.GAAP or other applicable accounting principles, fully and truly reflecting the transactions of the Group. It is not permitted to intentionally hide or distort the truth of transactions in the books and records of the Company. Applicable Persons shall ensure all books and records consistent with established procedures for disclosure and control, and internal control rules for financial reports. In addition, it shall be fully noted that these control procedures will be adjusted according to the actual situations and disclosure requirements in the future.

All Applicable Persons shall report the accounting issues they think questionable. This rule applies to all reports and records for internal and external use. If any Applicable Person finds any suspected accounting issues of the Group, he or she should promptly report the relevant matters to a member of the Compliance Committee or directly report the same to the united whistle-blowing email box of the Group

XVI.  Insider Information Trading

Insider information includes all non-public information which would influence investment decisions from the perspective of investors, whether favorable or unfavorable. Insider information is not necessarily confirmative information, also includes prospective information, and even may also include information which conveys “possible” events, such as unreleased financial results, the upcoming administrative approvals or refusals in connection with combination, merger & acquisition or restructure of significant assets of the Company, threatened major litigations, arbitrations or any other commercially important facts.

The Group has already established the anti-insider trading policies, applicable to all directors, senior managements and employees. Such policies prohibit you to trade the stocks of the Group or any of its affiliates or partners. Such policies also prohibit you to “remind” others of any insider information, including, but not limited to your spouse, associates, friends or brokers.

You have responsibilities to comply with the anti-insider trading policies, if you have any questions or concerns in this regard, please contact the CFO or the Chief Counsel of the Group.

The violation of insider trading policies may lead to assumption of severe civil or criminal liability. If you believe that you may hold important non-public information, please be sure to consult with the CFO or the Chief Counsel before any stock trading.

XVII.  Fraud and Similar Misconducts

The Company prohibits any form of fraudulent conducts. Fraudulent conducts include, but not limited to:

•                     dishonest or deceptive acts;

•                     to encroach the Company’s property, by means of violating the policies for finance and contract management, falsely stating and claiming or false contracts or otherwise, for seeking improper benefits;

•                     to forge or alter promissory notes, such as the checks or drafts of the Company;

•                     to forge or alter the seal of the Company;

•                     to embezzle the property of the Company, the employees, customers, partners or suppliers;

•                     to scalp, transfer, forge or alter course hours for seeking improper benefits;

•                     to misappropriate the cash, marketable securities, supplies or other property of the Company;

•                     unauthorized disposal or disclosure of the Company’s transactions;

•                     To tamper with the Company’s records or financial reports privately or for any other reasons.

Where each employee is aware of any possible or occurred fraudulent activities, he or she shall be obligated to immediately report such activities to the Compliance Committee.

XVIII.  Misleading Auditor for Financial Reports of the Company

The Company’s officers are prohibited from taking any action or instructing others to coerce, manipulate, mislead or fraudulently influence the Company’s auditors to render the financial statements of the Company materially misleading.

Prohibited acts include:

•                     if the auditor challenges to the accounting books of the Company, to threaten to cancel the ongoing or upcoming audit services;

•                     if an auditor challenges to the accounting books of the Company, to manage to cause the auditor to withdraw from such auditing;

•                     to provide the auditor with wrong or misleading legal analysis;

•                     to bribe or induce to provide employment opportunities or contracts for evading the auditing;

•                     blackmail or violent coerce.

XIX.  Violation of this Code

The Group will investigate and evaluate any violation of this Code and such violation will be subject to appropriate discipline, based upon the facts and circumstances case by case. This discipline will result in serious consequences to your occupational development, even being dismissed. If your improper conduct causes losses to the Group, you will be claimed by the Group for compensation.

XX.  Whistleblowing Violation of this Code

All Applicable Persons have their duties to report any known or suspected violation of this Code, including any violation of laws, rules, regulations or policies that apply to the Group.  Reporting a known or suspected violation of this Code will not be considered as an act of disloyalty, but an act to safeguard the reputation and integrity of the Company and its employees.

If an Applicable Person is aware of any violation of this Code, he or she should immediately report the violation to the appropriate person as follows: to report to the dedicated whistleblowing email of the Group (jubao@21edu.com); to report to his or her direct superior or the higher supervisor in oral or in written. If, for some reasons, you are not convenient to report directly, or you encounter any improper obstacle, please directly inform the same to any member of the Compliance Committee, CEO, CFO, or the Chairman of the Audit Committee of the Board of Xueda. You can also report anonymously. All questions and reports of known or suspected violations of this Code will be treated with sensitivity and discretion. The Group will carry out a reward policy to the persons who report the truth so as to encourage reporting, promote honesty and integrity.

The special department of the Group will sincerely and carefully investigate the reported violation of this Code. The Group and the person in charge of reported matters will strictly keep confidentiality for the whistleblower.

It is strictly prohibited to retaliate against a bona fide whistleblower. If a whistleblower is suffered from reprisal or retaliation for reporting a known or suspected violation, the retaliating person will be subject to disciplinary action up to and including termination of employment.

XXI.  Waiver of this Code

Waivers of this Code will be granted on a case-by-case basis and only in extraordinary circumstances. Waivers of this Code may be decided only by the Board of Directors, or the appropriate committee of the Board of Directors, and will be promptly disclosed in accordance with the law, regulations of the SEC and the relevant rules and listing requirements of the stock exchange on which the Company is listed.

XXII.  Program for Build-up of Code of Business Conduct and Ethics

The program for build-up of Code of Business Conduct and Ethics will be fully supported by the Board of Directors of the Group and the established Compliance Committee will be responsible for implementation of all compliance policies, including this Code. The Compliance Committee consists of the CEO, CFO, HR Senior Director, Chief Counsel of the Company and other persons appointed by the Company from time to time. The Company’s Board of Directors and the Compliance Committee will jointly supervise the implementation of the program for build-up of Code of Business Conduct and Ethics and the specific approaches are:

•                      to arrange positions and formulate duties  for implementation of this program;

•                      to supervise the training and communication activities for the program;

•                      to review and supervise the implementation of the program;

•                      to supervise the internal investigation process;

•                      to supervise the discipline review procedures for illegal and irregular acts;

•                      to supervise the accessibility of the channels to reflect issues.

XXIII.  Conclusion

This Code contains general guidelines for conducting the business of the Group in accordance with the highest standards of business ethics.  If you have any questions, doubts or suggestions about this Code, please contact the Compliance Committee.  We expect all Applicable Persons to adhere to this Code.  Each Applicable Person is separately responsible for his or her actions.  Any conduct that violates this Code cannot be justified by claiming that it was ordered by his or her superior or someone in higher management.  If you engage in any conduct prohibited by this Code, you will be deemed to have serious violation.  Such conduct will subject you to disciplinary action, up to termination of employment.

Covenant and Statement

To: Xueda Education Group

I acknowledge formal receipt of the full text of Xueda Education Group Code of Business Conduct and Ethics. After carefully reading, I am aware of and understand all contents and provisions in Xueda Education Group Code of Business Conduct and Ethics. I work for Xueda Education Group and its subsidiary companies and schools and hereby covenant and state that I will fully accept and strictly comply with all terms in Xueda Education Group Code of Business Conduct and Ethics. I clearly understand that the violation of such Code will lead to serious consequences, even being dismissed.

Signature of Employee:

Date: